Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO DEBENTURE HOLDERS

1st and 2nd Series of the 9th Issuance of Debentures

Oi S.A. (the “Company”) announces to the Debenture Holders of the 2nd Series of the 9th Issuance of the Company’s Simple, Non-Convertible, Unsecured Debentures, for Public Distribution of Debentures (Oi BR-D92) that, on March 15, 2016, the Company will make interest payments in the total aggregate amount of R$ 1,053,531.13, or R$ 821.146632 per debenture.

In addition, the Company announces to the Debenture Holders of the 1st Series of the 9th Issuance of the Company’s Simple, Non-Convertible, Unsecured Debentures, for Public Distribution of Debentures (Oi BR-D91) that, on March 15, 2016, the Company will make interest payments in an expected total aggregate amount of R$ 298,674.76, or R$ 721.436620 per debenture. The Company shall disclose the final amounts applicable to the debentures of the 1st Series (Oi BR-D91) on the interest payment date before 9 a.m. (Brazil time).

Rio de Janeiro, March 14, 2016.

Oi S.A.

Flavio Nicolay Guimaraes

Chief Financial Officer and Investor Relations Officer